Exhibit 99.1

FOR IMMEDIATE RELEASE

TREX COMPANY APPOINTS ZACHARY C. LAUER AS CHIEF OPERATIONS OFFICER

WINCHESTER, Va.--(BUSINESS WIRE)--May 4, 2026-- Trex Company, Inc. [NYSE:TREX], the world’s largest manufacturer of wood-alternative composite decking and railing, and a leader in high-performance, low-maintenance outdoor living products, today announced the appointment of Zachary C. Lauer as Senior Vice President, Chief Operations Officer.

Lauer brings more than two decades of experience in operations, supply chain, and manufacturing leadership, including ten years with Trex. Most recently, he served as Senior Vice President, Supply Chain and Manufacturing. Prior to that, he held the role of Group Vice President, Supply Chain, and served in multiple leadership positions, including Vice President and Senior Director of the Company.

“Zach’s deep operational expertise and strong track record of leadership make him the ideal choice to serve as our Chief Operations Officer,” said Adam Zambanini, President and Chief Executive Officer of Trex. “His ability to drive performance across manufacturing and supply chain while fostering innovation in R&D will be critical as we execute on our strategic priorities.”

Before joining Trex, Lauer held numerous senior roles in supply chain, manufacturing, and engineering at Newell-Rubbermaid Company and Federal-Mogul. He holds an MBA from Villanova University and a BS in Aerospace Engineering from the United States Military Academy.

“I’m honored to take on this expanded role at Trex,” said Zach Lauer. “I look forward to working with our talented teams to strengthen our operations, enhance quality and safety, and accelerate meaningful innovation across the organization.”

In this role, Lauer will lead the Company’s manufacturing, supply chain, engineering, and R&D functions, driving operational excellence and enabling Trex’s continued growth.

About Trex Company, Inc.

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the company is the world’s #1 brand of sustainable, wood-alternative decking and railing, and a leader in high performance, low-maintenance outdoor living products. Boasting the industry’s strongest distribution network, Trex sells products through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking^ for the past 6 years (2021-2026). The company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies 2024 by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 16th consecutive year. For more information, visit Trex.com.

^Trex received the highest numerical score in the proprietary Lifestory Research 2021-2026 America’s Most Trusted® Outdoor Decking studies. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Contacts:

Lee Coker

VP, Corporate Development & Investor Relations

540-542-6321

Eric Prouty/Casey Kotary

ADVISIRY Partners

212-750-5800